EXHIBIT 10.94

October 3, 2012
SunPower Philippines Manufacturing Ltd.
c/o SunPower Corporation
Attn: Treasurer
77 Rio Robles
San Jose, CA 95134

SunPower Corporation
Attn: Treasurer
(with copy to General Counsel)
77 Rio Robles
San Jose, CA 95134

SPML Land, Inc.
Attn: Chief Financial Officer
100 East Avenue, LTI Binan, Laguna

Dear Sirs,

PHILIPPINES: SunPower Philippines Manufacturing Ltd. (the “Borrower”) and
SunPower Corporation (the “Guarantor”)
Waiver and Amendment Letter - Guarantee Agreement and Loan Agreement
- Investment No. 27807

1.Reference is made to (i) the Mortgage Loan Agreement dated May 6, 2010 (the “Mortgage Loan Agreement”) among the Borrower, SPML Land, Inc. and International Finance Corporation (“IFC”) as amended by Amendment No. 1 to Loan Agreement dated November 2, 2010, (ii) the Guarantee Agreement dated May 6, 2010 between the Guarantor and IFC (the “Guarantee Agreement”) and (iii) the amendment-request letter dated February 16, 2012 from the Guarantor to IFC.

2.Unless otherwise defined in this letter, terms defined in the Mortgage Loan Agreement and the Guarantee Agreement shall have the respective meanings ascribed thereto when used in this letter.

3.IFC hereby grants a temporary waiver covering the period from and including the fourth fiscal quarter 2012 (quarter ending January 6, 2013) up to and including the fourth fiscal quarter 2013 (quarter ending January 5, 2014) of Section 6.01(f)(iii) of the Guarantee Agreement, solely as it applies with respect to the Guarantor's compliance with the Prospective Debt Service Coverage ratio covenant. The waiver is granted subject to the following conditions: (i) the Guarantor would otherwise be in breach of Section 6.01(f)(iii) at the end of Guarantor's

Pennsylvania Ave., N.W. Washington, D.C. 20433 USA Phone: (202) 473-1000 . Facsimile: (202) 477-6391

SunPower Philippines Manufacturing Ltd	-2-	October 3, 2012

fourth fiscal quarter 2012 were it not for the waiver granted herein, and (ii) that the interest rate Spread under the Loan Agreement shall be increased as set forth in paragraph 4 below. If condition (i) of the immediately preceding sentence does not occur - i.e., the Guarantor is not in breach of Section 6.01(f)(iii) as of the measurement date for the fourth fiscal quarter 2012 (without regard to the waiver granted herein), this letter shall be voided and be of no force and effect, and the increased interest rate Spread in paragraph 4 below shall not be applied to the Loan Agreement.

4.In consideration of the benefits to the Borrower arising from the waivers granted to the Guarantor herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the Borrower and IFC hereby agree that the Spread for the Interest Rate under the Loan Agreement during the periods specified below shall be as follows (afterwhich the Spread shall revert to its original amount of three per cent (3%) per annum :

Spread
From January 6, 2013 to September 30, 2013	4.25% per annum
From October 1, 2013 to January 5, 2014	5.00% per annum

5.The Borrower hereby represents and warrants as follows:

(a)The execution and delivery by the Borrower of this letter, and the performance of the transactions contemplated by this letter and by the Loan Agreement, as amended by this letter, are within its corporate powers, have been duly authorized by all necessary applicable corporate action, and will not conflict with or result in a breach of any of the material terms, conditions or provisions of, or constitute a default or require any consent that has not been obtained under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its organizational documents or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to it;

(b)No Authorization or approval or other action by, and no notice to or filing with, any Authority is required for the due execution, delivery and performance by the Borrower of this letter, or for the performance by the Borrower of the Loan Agreement, as amended hereby.

(c)This letter has been duly executed and delivered by the Borrower, and this letter and the Loan Agreement, as amended hereby, each constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms hereof and thereof, respectively.

SunPower Philippines Manufacturing Ltd	-3-	October 3, 2012

6.This letter, the amendment or the waiver granted herein does not operate as a waiver or amendment of any provision of the Mortgage Loan Agreement, the Guarantee Agreement or any other Transaction Document other than those specified above, and the Mortgage Loan Agreement, the Guarantee Agreement and other Transaction Documents remain in full force and effect. Except as otherwise specified above, it does not in any way waive, prejudice or impair IFC's rights under the Mortgage Loan Agreement, the Guarantee Agreement and the other Transaction Documents, nor shall this letter or the waiver or amendment herein be used for any other purpose. No other consent, amendment or waiver is hereby given or made. For the avoidance of doubt, Section 4.01(n) of the Loan Agreement, Section 3.1(b) of the Debt Service Reserve Account Agreement and related provisions shall take into account the increased interest amounts payable as a result of the changes to the Spread set forth in paragraph 4 of this letter.

7.This letter is a Transaction Document.

8.This letter shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

9.This letter may be executed in counterparts each of which when taken together, shall constitute one and the same instrument.

10.Please acknowledge your agreement with the terms and conditions of this letter by signing where indicated below and returning two (2) fully executed originals to IFC.

Sincerely,

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Jesse O. Ang
Name:	Jesse O. Ang
Title:	Resident Representative, Philippines

SunPower Philippines Manufacturing Ltd	-4-	October 3, 2012

Accepted and Agreed:

SUNPOWER CORPORATION
By:	/s/ Chuck Boynton
Name:	Chuck Boynton
Title:	CFO

SUNPOWER PHILIPPINES MANUFACTURING LTD.
By:	/s/ Chuck Boynton
Name:	Chuck Boynton
Title:	SVP & CFO

SPML LAND, INC.
By:	/s/ Michelle M. Ramos
Name:	Michelle M. Ramos
Title:	Treasurer / CFO